TransGlobe Board Unanimously Continues to and Proxy Advisor ISS Recommends That Shareholders Vote FOR The Proposed Business Combination with VAALCO

TransGlobe Responds to Spurious Claims That Misrepresent the Combination with VAALCO

Calgary, Alberta (September 16, 2022) – TransGlobe Energy Corporation (TSX: TGL) (“TransGlobe” or the “Company”) today issued the following statement in response to press releases issued by Horizon Partners (“Horizon”) on 13 and 14 September 2022 concerning TransGlobe’s unanimously recommended all-share business combination (the “Proposed Transaction”) with VAALCO Energy, Inc. (NYSE: EGY; LSE:EGY) (“VAALCO”).

While TransGlobe welcomes constructive strategic input focused on enhancing shareholder value, TransGlobe firmly believes the assertions in Horizon’s press release to be selective and misleading in its presentation of the facts. The Company therefore recommends that shareholders disregard Horizon’s claims and the TransGlobe Board of Directors (the “TransGlobe Board”) continues to unanimously recommend that shareholders vote FOR the Proposed Transaction. TransGlobe makes the following observations:

•	The Effective Date Adjustment is Unlikely to Result in USD 67.5 Million Cash Receipts for TransGlobe
•	A Break-Up of the Company Via a Sale of Canada at This Time as Proposed by Horizon Will Destroy Value for TransGlobe Shareholders
•	Horizon’s Comparison of VAALCO and TransGlobe Reserves is Fundamentally Flawed
•	Horizon’s Suggestion of a CAD 9.11 to CAD 9.73 Per Share Value of TransGlobe is Unrealistic and a Misleading Basis for Making Strategic Decisions
•	The Proposed Transaction Reduces Risk and Creates Value for TransGlobe Shareholders, Contrary to What Horizon is Suggesting
•	Leading Proxy Advisor ISS Recommends TransGlobe Shareholders Vote FOR the Proposed Transaction with VAALCO

Dave Cook, Chairman of TransGlobe, commented:

“TransGlobe shareholders should reject Horizon’s efforts to misrepresent the transaction and impose short-termism and financial engineering, which will be disruptive to TransGlobe’s business strategy and have negative consequences for the Company, its stakeholders and shareholder value.

“The Board of Directors of TransGlobe continues to unanimously support the combination with VAALCO which offers shareholders a compelling value creation opportunity and considers the combination to be in the best interests of the Company and all shareholders. We are very pleased that ISS has endorsed this transaction and encourage TransGlobe shareholders to vote FOR the combination of TransGlobe and VAALCO. “

1.	Effective Date Adjustment is Unlikely to Result in USD 67.5 Million of Cash Receipts for TransGlobe

TransGlobe has previously noted that while a USD 67.5 million receivable in relation to the effective date adjustment for the Egypt Merged Concession has been recognised as a receivable on TransGlobe’s balance sheet as of 31 March 2022, the specific quantum of the effective date adjustment and the method for realising this value is still being finalised with the Egyptian General Petroleum Corporation (“EGPC”).  Further, the schedule for realising value from the effective date adjustment is not yet determined and is likely to materialise over time in the form of offsets for materials and services provided to TransGlobe from EGPC owned / affiliated companies, through the receipt of Egyptian Pounds and through possible over-lifting from ongoing operations rather than a one-time cash payment from EGPC.  In addition, the statements made fail to recognize that TransGlobe is required to make a total modernization payment of USD 40 million to EGPC in compensation for the Eastern Desert Merged Concession agreement over the next four years as well as fund minimum work obligations on an ongoing basis.  As such, it is highly unlikely that TransGlobe will be able to contribute USD 67.5 million, from the collection of the effective date adjustment, towards a cash payment to TransGlobe shareholders in the next 12 months.

Notwithstanding the above, the entire balance of USD 67.5 million receivable has been captured in the business combination relative valuation analysis, with TransGlobe’s shareholders receiving the full and appropriate benefit of this value item in the exchange ratio.

2.	A Break-Up of the Company Via a Sale of Canada as Proposed by Horizon Will Destroy Value for TransGlobe Shareholders

Horizon has proposed that TransGlobe sell its Canadian business and that proceeds from such a sale can be returned to shareholders. The TransGlobe Board regularly evaluates and tests the Company’s strategic alternatives, including a separation of the Company’s businesses in Egypt and Canada, and is of the firm view that a break-up of the Company at this time and in its current form will be detrimental to shareholder value.

TransGlobe considers Horizon’s desktop analysis of the potential proceeds from a sale of the Canadian assets to be overly simplistic in its conclusions, and notes the following:

i.

Based on feedback from industry specialists and potential buyers, the resource base in TransGlobe’s Canadian assets needs to be matured further through drilling in order to make the assets attractive to the broadest group of buyers and achieve the highest price.  This will require additional time as well as capital investment; and

ii.	A sale of the Canadian assets would burden TransGlobe’s Egyptian operations with additional costs, due to significant resources currently being shared between the Canadian and Egyptian operations;

Further, there are additional intangible factors that could negatively impact value in a break-up of the stand-alone Company.  Horizon has ignored these factors in its proposals, as it is simply focused on stripping out cash from the business, rather than on creating value on a sustainable basis for ALL shareholders.  Horizon makes no mention of the fact that a break-up would significantly reduce the size of TransGlobe in the public equity markets, making it harder for the Company to attract institutional equity capital and impacting the valuation multiple of the remaining assets in Egypt.  In addition, a break-up would make it more difficult for TransGlobe to attract and retain talent, as the resulting entity would be a smaller, Egypt only business that would be significantly less attractive as an employer.

On the other hand, the Proposed Transaction with VAALCO would create a larger, more diversified business with a stronger financial foundation (the “MergeCo”) that would significantly enhance optionality to high-

grade capital allocation within the combined portfolio.  Further, by combining these two companies there is the potential to realize operational synergies, with USD 30 million to USD 50 million in anticipated cost savings through 2030 that would not otherwise be possible.  As the Proposed Transaction involves a share-for-share exchange, TransGlobe shareholders will continue to have exposure to the combined value upside and cash flow generation potential of MergeCo. In addition, Horizon’s suggestion ignores the secondary benefits of such a combination. Shareholders in MergeCo should benefit from a more liquid investment with more shares traded on the New York Stock Exchange and LSE, and increased visibility in the public capital markets. With larger peers on average trading at higher multiples, the increased size as a result of the combination has the potential to unlock a higher combined market valuation should higher multiples be realized. A recommendation to break up TransGlobe’s assets ignores the diversification and combination benefits, concentrating risk for TransGlobe shareholders.

3.	Horizon’s Comparison of VAALCO and TransGlobe Reserves is Fundamentally Flawed

In making its assessment of the value of VAALCO’s assets, TransGlobe has conducted significant due diligence, deploying a highly experienced team of subsurface, operational and commercial experts with prior experience of VAALCO’s assets and geographies of operation.

However, Horizon in its analysis makes a selective comparison of TransGlobe and VAALCO’s reserves, which reflects an incomplete understanding of the valuation of these oil and gas companies.  The total risked-weighted value of the development of resources should be considered, factoring in potential reserves additions, expected success rates, as well as the costs of finding, developing and producing each unit of reserves and the significantly different taxation regimes applicable to each company’s production. In the case of TransGlobe and VAALCO, there are significant differences in the process of converting contingent resources in reserves, due principally to the geological setting of those resources.  The Company undertook a detailed analysis of VAALCO’s assets in arriving at its assessment of relative fair value.

Horizon further goes on to make several unfounded statements with respect to the public market value of VAALCO, without providing sufficient justification for its statements. VAALCO in TransGlobe’s view has a long and highly successful track record of consistently replacing and growing its reserves in Gabon and creating value with the drill-bit, with public market investors recognising such value creation with a 428% appreciation in its share price in the two-year period to 13-July-2022 (being the date of the arrangement agreement between the Company, VAALCO and VAALCO Energy Canada ULC).

4.	Horizon’s Suggestion of a CAD 9.11 to CAD 9.73 Per Share Value of TransGlobe is Unrealistic and Presents a Misleading Basis for Making Strategic Decisions

While TransGlobe’s Board is focused on maximising shareholder value, it is realistic with respect to the current value of the Company in relation to assessing and executing the Company’s strategic options.  Horizon’s valuation estimate of CAD 9.11 to CAD 9.73 per TransGlobe share is significantly in excess of TransGlobe’s own assessment of its value and any recognised benchmark in the market, and cannot therefore be the basis of any objective and robust strategic assessment.

TransGlobe agreed the exchange ratio for the Proposed Transaction with VAALCO after extensive due diligence and negotiation, and taking into account multiple benchmarks of value, both from a bottom-up asset value perspective as well as market-related data points.  The account of this analysis is documented extensively in the Company’s management information circular to TransGlobe shareholders.  Given the Proposed Transaction involves a share-for-share exchange, the analysis was conducted on a relative valuation basis, as TransGlobe shareholders would continue to hold exposure to the combined value upside and cash flow generation potential of MergeCo.  In addition, the TransGlobe Board sought and obtained a fairness opinion from reputed independent financial advisor Evercore regarding the agreed exchange ratio. The fairness opinion concluded that the consideration to be received by TransGlobe Shareholders pursuant to the arrangement is fair, from a financial point of view, to TransGlobe shareholders.

5.	The Proposed Transaction Reduces Risk and Creates Value for TransGlobe Shareholders, Contrary to Horizon’s Suggestion

TransGlobe strongly disagrees with the notion expressed by Horizon that the Proposed Transaction increases risk for TransGlobe shareholders.  The business combination of TransGlobe and VAALCO brings together two complementary businesses, spanning multiple geographies and assets, diversifying production and revenue and creating an entity with greater scale and a stronger balance sheet. MergeCo will be in a better position relative to each of TransGlobe and VAALCO on a standalone basis to deliver shareholder returns on a more sustainable basis through commodity price cycles.

As an activist investor, Horizon’s conclusions are based on an analysis that is focused on short-term objectives, irrespective of the risks that such an approach creates for TransGlobe, its shareholders and broader stakeholder constituencies.  MergeCo will, however, be focused on creating a robust foundation for value creation on a sustainable basis, year after year, that is underpinned by a strategic and financial framework that delivers industry best in class shareholder returns. MergeCo has outlined a sustainable shareholder returns framework that targets a USD 28 million dividend per annum, to be supplemented by a share buyback of up to USD 30 million to be commenced promptly post completion of the Proposed Transaction, as well as potential additional supplemental shareholder returns via special distributions.

6.	ISS Recommends TransGlobe Shareholders Vote FOR the Proposed Transaction with VAALCO

TransGlobe is pleased to note the report issued by a leading proxy advisor, Institutional Shareholder Services ("ISS") and its unanimous recommendation that its institutional clients vote FOR the proposed business combination of TransGlobe and VAALCO to create a world-class African-focused E&P company.

TransGlobe welcomes the findings and analysis from ISS noting the “solid strategic rationale” for the combination and the potential upside MergeCo provides, with shareholders benefiting from “a more diversified set of operating assets and attractive opportunities for capital allocation.”

ISS is the world's leading provider of corporate governance and responsible investment solutions, market intelligence, fund services, and events and editorial content for institutional investors and corporations, globally. ISS’s recommendations are in line with the TransGlobe Board’s unanimous approval of the Proposed Transaction which creates a world-class African-focused E&P supporting sustainable shareholder returns and growth.

Based on the assessment above, it is clear that the claims issued by Horizon are without merit and that Horizon is advocating a strategy for its own short-term objectives  and without regard to the interests of ALL TransGlobe shareholders. TransGlobe therefore recommends that shareholders should disregard Horizon’s claims and vote FOR the Proposed Transaction.

Information About the Shareholder Meeting

The virtual-only TransGlobe shareholder Meeting (the “Meeting”) will take place on September 29, 2022, at 9:00 a.m. (Calgary time) https://web.lumiagm.com/#/201458342

Shareholders of TransGlobe are reminded to submit proxies in advance of the Meeting by 9:00 a.m. (Calgary time) on September 27, 2022.

Shareholders of TransGlobe may also contact TransGlobe's proxy solicitation agent, D.F. King & Co., Inc., by phone toll-free at (888) 540-8736 (banks and brokers only at (212) 269-5550) or by email at tga@dfking.com.

Shareholders should closely review the procedures outlined in the management information circular (the “Information Circular”) and related meeting materials for the Meeting (the "Meeting Materials") to ensure that they are able to cast their vote prior to or at the Meeting. The Meeting Materials have been filed by the Company on SEDAR and are available under the Company's profile at www.sedar.com. The Meeting Materials are also available on the Company's website https://www.trans-globe.com/investors/investor-resources/default.aspx#regulatory

For further information, please contact:

TransGlobe Energy Corporation

Randy Neely, President and CEO

Eddie Ok, CFO

+1 403 264 9888

investor.relations@trans-globe.com

http://www.trans-globe.com

or via Tailwind Associates

Evercore Partners International LLP (Financial Advisor)

David Waring

Aditya Lohia

Andrew MacNiven

+44 20 7653 6000

Tailwind Associates (Investor Relations)

Darren Engels

+1 403 618 8035

darren@tailwindassociates.ca

http://www.tailwindassociates.ca

Canaccord Genuity (Nomad & Joint-Broker)

Henry Fitzgerald-O'Connor

Gordon Hamilton

+44(0) 20 7523 8000

Shore Capital (Joint Broker)

Toby Gibbs

John More

+44(0) 20 7408 4090

DF King

Richard Grubaugh

+1 212 493 6950

tga@dfking.com

Camarco (Financial PR)
Billy Clegg
Georgia Edmonds
Emily Hall
+4420 3757 4986
TransGlobe@camarco.co.uk

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Forward-Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and "forward-looking information" within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "forecast," "outlook," "aim," "target," "will," "could," "should," "may," "likely," "plan" and "probably" or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this document include, but are not limited to, statements relating to (i) the potential impact on TransGlobe of Horizon's assertions; (ii) timing to realise the value of the effective date adjustment with the EGPC; (iii) industry conditions of the Canadian resource base; (iv) the negative impacts of the a break-up of the Company; (v) the benefits to be derived from the Proposed Transaction; (vi) expectations generally and of future plans, priorities and focus of MergeCo; (vii) expectations regarding meaningful and sustainable shareholder returns of MergeCo; and (viii) timing of the Meeting.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to obtain stockholder, shareholder, court and regulatory approvals, if any, of the Proposed Transaction; the ability to complete the Proposed Transaction on anticipated terms and timetable; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the tax treatment of the Arrangement in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of assets to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the Proposed Transaction may not increase MergeCo’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stakeholders; and other risks described (i) under the caption "Risk Factors" in VAALCO's 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022; U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2022; (ii) VAALCO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 10, 2022; (iii) in TransGlobe's 2021 Annual Report on Form 40-F, filed with the SEC on March 17, 2022 or TransGlobe's annual information form for the year ended December 31, 2021 dated March 17, 2022; and (iv) the Information Circular. TransGlobe is not affirming or adopting any statements or reports attributed to VAALCO (including oil and gas reserves information) in this document or made by VAALCO outside of this document. There may be additional risks that TransGlobe presently does not know, or that TransGlobe currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TransGlobe's expectations, plans or forecasts of future events and views as of the date of this document. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. No obligation is being undertaken to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Certain Assumptions Relating to Forward Looking Statements

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although TransGlobe believes the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because TransGlobe can give no assurance that such expectations will prove to be correct. Many factors could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained herein.

In addition to other factors and assumptions which may be identified in this document, assumptions have been made regarding, among other things, anticipated production volumes; the timing of receipt of regulatory and shareholder approvals for the arrangement; the ability of the combined business to realize the anticipated benefits of the arrangement; ability to effectively integrate assets and property as a result of the Proposed Transaction; ability to obtain qualified staff and equipment in a timely and cost-efficient manner; regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which TransGlobe and VAALCO conducts and the combined business will conduct its business; future capital expenditures; future sources of funding for capital programs; current commodity prices and royalty regimes; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of operation and infrastructure; recoverability of reserves and future production rates; the combined business will have sufficient cash flow, debt and equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; results of operations will be consistent with expectations; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect; the estimates of reserves and resource volumes and the assumptions related thereto are accurate in all material respects; and other matters.

No Offer or Solicitation

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transaction. This announcement is for information purposes only and shall not constitute a recommendation to participate in the Proposed Transaction or to purchase any securities. This document does not constitute an offer to sell or issue, or the solicitation of an offer to buy, acquire or subscribe for any securities in any jurisdiction, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or by means of a prospectus approved by the Financial Conduct Authority, or an exemption therefrom.